EXHIBIT 99.1
April 27, 2015 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports Higher 1st Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2015, of $3,624,000, representing an increase of $60,000, or 1.7 percent, from the same period the prior year.  Earnings per share for the first quarter of 2015 were $.88 compared to $.87 earned the first quarter of 2014.  Return on average assets and return on average equity were 1.67 percent and 16.94 percent, respectively, for the first quarter of 2015, versus 1.70 percent and 17.84 percent, respectively, for the same period the prior year.

“We are extremely pleased with our first quarter results,” stated Thomas E. Wiseman, President and CEO.  “In conjunction with the continued growth in our largest revenue source, net interest income, we realized significant savings in provision for loss expense due to positive asset quality trends.  Combining these events with limited growth in noninterest expense, permitted us to overcome the decline in noninterest income.”

For the first quarter of 2015, net interest income increased $148,000, or 1.7 percent, from the same period last year.  Contributing to the higher net interest income was the increase in average earning assets.  For the first quarter of 2015, average earning assets increased over $25 million, or 3.2 percent, from the same period last year.  The primary contributor to the growth in earning assets was the increase in loan balances.  The increase in loans occurred primarily in commercial lending; however, we were pleased that all loan segments increased over the same period last year.  Offsetting the growth in earning assets was a decline in the net interest margin.  For the three months ended March 31, 2015, the net interest margin was 4.45 percent compared to 4.51 percent for the same period the prior year.  Contributing to the lower net interest margin was the greater decrease in asset yields than the cost of our funding sources.  With the prolonged low interest rate environment, there is limited opportunity to further reduce our funding costs, while the average rate on loans continues to trend lower.

For the three months ended March 31, 2015, the Company experienced negative provision for loan loss expense of $78,000 in relation to the receipt of net recoveries on loans previously charged-off of $64,000.  In addition, the net loan recoveries also contributed to improved historical loss factors which contributed to lower general reserves within the allowance for loan losses.  Compared to the first quarter of 2014, provision for loan loss expense decreased $572,000.  The provision for loan loss expense incurred in the first quarter of 2014 was associated with an increase in general allocations for specific loan portfolio risks determined by management.  The ratio of nonperforming loans to total loans at March 31, 2015 was 1.60 percent compared to 1.62 percent at December 31, 2014 and .64 percent at March 31, 2014.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at March 31, 2015 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.40 percent of total loans at March 31, 2015, compared to 1.40 percent at December 31, 2014 and 1.13 percent at March 31, 2014.

For the first quarter of 2015, noninterest income totaled $3,489,000, a decrease of $629,000, or 15.3 percent, from the first quarter of 2014.  For the three months ended March 31, 2015, tax refund processing fees totaled $2,095,000, a decrease of $553,000 from the same period the prior year.  Although the volume of tax refunds processed during the first quarter of 2015 increased by 8 percent from the first quarter of 2014, the per item fees received by the Company were lower under the new contract with the third-party tax refund product provider, which we reported in October of last year.  Further contributing to lower noninterest income was the receipt of a $135,000 non-refundable fee during the first quarter of 2014, which gave the buyers of ProAlliance the option to purchase our outstanding shares at a future date.  The option was exercised during the third quarter of 2014 resulting in a $675,000 gain from the sale of ProAlliance.  For the first quarter of 2015, all other noninterest income sources increased $59,000 from the same period last year, led by interchange fees earned on debit and credit card transactions.

Noninterest expense totaled $7,427,000 for the first quarter of 2015, an increase of $132,000, or 1.8 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, increased $23,000 from the first quarter of 2014.  The increase was primarily related to various benefit costs as salary expense decreased from the prior year.  Also contributing to higher noninterest expense in the first quarter of 2015 were general increases in data processing, FDIC insurance and rewards associated with increased debit and credit card activity, which collectively increased $115,000.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 14 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain  statements  contained  in  this  earnings  release  which  are  not  statements of  historical  fact  constitute  forward-looking  statements  within  the  meaning  of  the  Private  Securities  Litigation  Reform  Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended
	March 31,
	2015	2014
PER SHARE DATA
Earnings per share	$0.88	$0.87
Dividends per share	$0.21	$0.21
Book value per share	$21.68	$20.35
Dividend payout ratio (a)	23.86%	24.15%
Weighted average shares outstanding	4,117,675	4,098,753

PERFORMANCE RATIOS
Return on average equity	16.94%	17.84%
Return on average assets	1.67%	1.70%
Net interest margin (b)	4.45%	4.51%
Efficiency ratio (c)	58.99%	55.91%
Average earning assets (in 000's)	$829,036	$803,467

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended
(in $000's)	March 31,
	2015	2014
Interest income:
Interest and fees on loans	$8,899	$8,814
Interest and dividends on securities	728	694
Total interest income	9,627	9,508
Interest expense:
Deposits	535	573
Borrowings	162	153
Total interest expense	697	726
Net interest income	8,930	8,782
Provision for loan losses	(78)	494
Noninterest income:
Service charges on deposit accounts	353	391
Trust fees	58	55
Income from bank owned life insurance and
annuity assets	176	159
Mortgage banking income	59	58
Electronic refund check / deposit fees	2,095	2,648
Debit / credit card interchange income	538	504
Gain (loss) on other real estate owned	15	(12)
Gain on sale of ProAlliance Corporation	0	135
Other	195	180
Total noninterest income	3,489	4,118
Noninterest expense:
Salaries and employee benefits	4,400	4,377
Occupancy	402	398
Furniture and equipment	178	180
FDIC insurance	166	127
Data processing	368	321
Foreclosed assets	35	61
Other	1,878	1,831
Total noninterest expense	7,427	7,295
Income before income taxes	5,070	5,111
Income taxes	1,446	1,547
NET INCOME	$3,624	$3,564

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31,
	2015	2014
ASSETS
Cash and noninterest-bearing deposits with banks	$11,498	$9,315
Interest-bearing deposits with banks	104,318	21,662
Total cash and cash equivalents	115,816	30,977
Certificates of deposit in financial institutions	980	980
Securities available for sale	89,974	85,236
Securities held to maturity
(estimated fair value: 2015 - $23,590; 2014 - $23,570)	22,729	22,820
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	6,576
Total loans	594,517	594,768
Less: Allowance for loan losses	(8,320)	(8,334)
Net loans	586,197	586,434
Premises and equipment, net	9,318	9,195
Other real estate owned	1,501	1,525
Accrued interest receivable	1,897	1,806
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	25,788	25,612
Other assets	5,942	6,240
Total assets	$867,985	$778,668

LIABILITIES
Noninterest-bearing deposits	$221,974	$161,794
Interest-bearing deposits	502,434	485,036
Total deposits	724,408	646,830
Other borrowed funds	24,648	24,972
Subordinated debentures	8,500	8,500
Accrued liabilities	21,153	12,150
Total liabilities	778,709	692,452

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 4,777,414 shares issued)	4,777	4,777
Additional paid-in capital	35,318	35,318
Retained earnings	63,632	60,873
Accumulated other comprehensive income	1,261	960
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	89,276	86,216
Total liabilities and shareholders' equity	$867,985	$778,668